UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form	8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 25, 2021
Invitation Homes Inc.
(Exact Name of Registrant as Specified in its charter)

Maryland	001-38004	90-0939055
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1717 Main Street, Suite 2000
Dallas, Texas 75201
(Address of principal executive offices, including zip code)
(972) 421-3600
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered

Common stock, $0.01 par value	INVH	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2):
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.
On May 25, 2021, Invitation Homes Operating Partnership LP (the “Operating Partnership”), a wholly owned subsidiary of Invitation Homes Inc. (the “Company”), entered into a Note Purchase Agreement with the purchasers named therein (the “Purchase Agreement”) in connection with a private placement of the Operating Partnership’s senior unsecured notes (the “Notes”). Under the Purchase Agreement, the Operating Partnership issued and sold an aggregate $300 million of its Notes, consisting of (a) $150 million aggregate principal amount of 2.46% Senior Notes, Series A, due May 25, 2028 and (b) $150 million aggregate principal amount of 3.18% Senior Notes, Series B, due May 25, 2036 to certain institutional investors. The sale and purchase of the Notes occurred at a closing held on May 25, 2021. The issue price for the Notes was 100% of the aggregate principal amount thereof.
The Notes bear interest on the outstanding principal balance at the stated rates per annum from the date of issuance, payable semi-annually in arrears on May 25 and November 25 of each year, commencing on November 25, 2021, until such principal becomes due and payable. The Notes are senior unsecured obligations of the Operating Partnership and rank equal in right of payment with all other senior unsecured indebtedness of the Operating Partnership.
Pursuant to the terms of the Purchase Agreement, the Operating Partnership may, at its option, upon notice to each holder of the Notes, prepay at any time all, or from time to time any part of, the Notes, in an amount not less than 5% of the aggregate principal amount of the Notes then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, together with interest accrued thereon to the date of prepayment and the make-whole premium, as set forth in the Purchase Agreement.
The obligations of the Operating Partnership under the Notes will be unconditionally guaranteed by each of the Operating Partnership’s subsidiaries that guarantees or otherwise becomes liable from time to time in respect of indebtedness under any Material Credit Facility (as defined in the Purchase Agreement). In addition, the Company and its subsidiaries may be required to provide a guarantee of the Notes under certain circumstances, including if the Company does not maintain its qualification as a real estate investment trust.
The Purchase Agreement contains customary covenants, including, among others, limitations on distributions, fundamental changes, and transactions with affiliates. The Purchase Agreement also includes on the date of closing the following financial covenants, subject to certain qualifications, (i) a maximum total leverage ratio, (ii) a maximum secured leverage ratio, (iii) a maximum unencumbered leverage ratio, (iv) a minimum fixed charge coverage ratio, and (v) a minimum unsecured interest coverage ratio.
The Purchase Agreement contains customary events of default (subject in certain cases to specified cure periods), including but not limited to non-payment, breach of covenants, representations or warranties, cross defaults, bankruptcy or other insolvency events, judgments, Employee Retirement Income Security Act 1974 (ERISA) events, and failure of a guaranty agreement. If an event of default occurs, the holders of notes will be entitled to take various actions, including the acceleration of amounts due under the Purchase Agreement and the Notes.
The foregoing description of the Purchase Agreement and the Notes is qualified in its entirety by reference to the full text of the Purchase Agreement (which attaches the forms of the Notes), a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by this reference.
The Operating Partnership intends to use the net proceeds from the issuance of the Notes for general corporate purposes, including voluntary prepayment of the highest-cost classes of various securitizations due to reach final maturity between December  2024 and January 2026. The Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and were offered and sold in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth under Item 1.01 above is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.
On May 26, 2021, the Company issued a press release announcing the above-described private placement of the Operating Partnership’s Notes. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

10.1	Note Purchase Agreement, dated May 25, 2021, among Invitation Homes Operating Partnership LP and the purchasers named therein.

10.2	Form of Invitation Homes Operating Partnership LP 2.46% Senior Note, Series A, due May 25, 2028 (included as a part of Exhibit 10.1)

10.3	Form of Invitation Homes Operating Partnership LP 3.18% Senior Note, Series B, due May 25, 2036 (included as a part of Exhibit 10.1)

99.1	Press release dated May 26, 2021 issued by the Company.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVITATION HOMES INC.

By:	/s/ Mark A. Solls
	Name:	Mark A. Solls
	Title:	Executive Vice President, Secretary and Chief Legal Officer
	Date:	May 26, 2021